Exhibit 10.5

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE LAW AND MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, PLEDGED, OR HYPOTHECATED IN THE UNITED STATES UNLESS AND UNTIL REGISTERED UNDER THE ACT OR STATE LAW OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF THE SECURITIES, SUCH OFFER, SALE, OR TRANSFER, PLEDGE, OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

PROMISSORY NOTE

Principal Amount: $2,000,000.00	September 20, 2022

FOR VALUE RECEIVED, THE MARQUIE GROUP, INC., a Florida corporation (the “Maker”) hereby promises to pay to the order of Jacquie Angell, or her lawful assigns (“Holder”), in lawful money of the United States of America, the principal sum of TWO MILLION ($2,000,000.00) dollars (the “Principal Amount”), together with interest thereon as provided below.

1. Payment Terms. The entire Principal Amount, together with all accrued but unpaid interest, shall be due and payable Three Hundred Sixty-Five (365) days from the date first set forth above (the “Maturity Date”). Any payments made on this Note will be applied first to any costs and expenses (including attorneys' fees as provided in paragraph 6 ) incurred by Holder in connection with the collection of amounts owing pursuant to this Note, then to accrued interest, and then to reduction of principal, or as otherwise determined at Holder's discretion. The loan proceeds represented by this Note shall be disbursed to Maker, from time to time, upon approval and at the direction of the Holder.

2. Interest. Interest will accrue at the rate of twelve percent (12%) per annum.

3. Prepayment. This Note may be prepaid prior to the Maturity Date, provided, however, that such repayment amount shall include not less than three (3) month’s interest at the rate specified hereunder, regardless of the time of repayment.

4. Default.

Any one of the following occurrences shall constitute an "Event of Default" under this Note:

4.1. The failure of Maker to make payment of principal and accrued interest due and payable under this Note in accordance with the terms of written demand for payment hereunder;

4.2. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Maker in any involuntary case or proceedings under relevant bankruptcy laws, as now constituted or hereafter amended, or any other applicable bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs; or

4.3. The commencement by the Maker of a voluntary case or proceeding under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, reorganization or other similar law, or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Maker or of any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the taking of corporation action by the Maker in furtherance of any of the foregoing.

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4.4. Upon the happening of any Event of Default under paragraphs 5.2 or 5.3 above, (i) the entire principal and any unpaid accrued interest shall become due immediately and payable in full in cash with interest accruing thereon until paid in full, and (ii) A penalty fee shall apply in the amount of 288% of the original principal amount of the Note; and (iii) The Holder of this Note shall be entitled, at its option to convert all or any lesser portion of the Principal Amount and accrued but unpaid Interest, and Penalty Fees into common stock at a conversion price equal to a price which is equal to the lowest trading price in the five (5) days prior to the day that the Holder requests conversion, provided however, that Maker shall not issue to Holder, shares of common stock to the extent that such conversion would result in the Holder and its affiliates together beneficially owning more than 4.99% of the then issued and outstanding shares of the Maker’s common stock; and (iv) Holder shall have and may exercise any and all rights and remedies available hereunder, at law and in equity.

4.5. The remedies of Holder, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. Any act, omission or commission of Holder, including, specifically, any failure to exercise any right, remedy or recourse, shall be released and be effected only through a written document executed by Holder and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

5. Attorneys' Fees. If one or more Events of Default shall occur (or any act which with notice or passage of time or both would constitute an Event of Default) under this Note, Maker promises to pay all collection costs, including but not limited to all reasonable attorneys' fees, court costs, and expenses of every kind incurred by Holder in connection with such collection or the protection or enforcement of any or all of the security for this Note, whether or not any lawsuit is filed with respect thereto.

6. Notices. All payments and any notice required or permitted to be served hereunder shall be in writing and shall be delivered personally, or by express, overnight or courier service, by regular or certified mail, or by facsimile transmission (with a confirming copy sent by mail, registered or certified, return receipt requested) addressed as follows, or to such other address as any party hereto may for itself designate by written notice in accordance herewith:

TO MAKER:

THE MARQUIE GROUP, INC.

7901 4th Street North Suite 4000

St. Petersburg, Florida 33702

TO HOLDER:

Notice shall be deemed properly given on the date received or postmarked, whichever is earlier.

7. Waiver. Maker, for itself, its successors, transferees and assigns and all guarantors, endorsers and signers, hereby waives all valuation and appraisement privileges, presentment and demand for payment, protest, notice of protest and nonpayment, dishonor and notice of dishonor, bringing of suit, lack of diligence or delays in collection or enforcement of this Note and notice of the intention to accelerate, the release of any liable party, the release of any security for the debt, the taking of any additional security and any other indulgence or forbearance, and is and shall be directly and primarily, liable for the amount of all sums owing and to be owed hereon, and agrees that this Note and any or all payments coming due hereunder may be extended or renewed from time to time by mutual consent without in any way affecting or diminishing Maker's liability hereunder.

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8. Illegality and Severability. In no event shall the amount paid or agreed to be paid hereunder (including all interest and the aggregate of any other amounts taken, reserved or charged pursuant to this Note which under applicable law is deemed to constitute interest on the indebtedness evidenced by this Note) exceed the highest lawful rate permissible under applicable law; and if under any circumstances whatsoever, fulfillment of any provision of this Note at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstances Holder should receive as interest an amount which would exceed the highest lawful rate allowable under law, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under this Note and not to the payment of interest, or if such excess interest exceeds the unpaid balance of principal, the excess shall be refunded to Maker. If any provision of this Note or any payments pursuant to the terms hereof shall be invalid or unenforceable to any extent, the remaining provisions of this Note and any other payments hereunder shall not be affected thereby and shall be enforceable to the greatest extent permitted by law.

9. Governing Law. This Note shall be governed by and construed under the laws of Florida without regard to the conflict of laws provisions.

IN WITNESS WHEREOF, an authorized representative of Maker has executed this Note as of the date first above written.

"Maker"

THE MARQUIE GROUP, INC.

By:______________________________________

Mar Angell, Chief Executive Officer

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